EXHIBIT 99.1

Item 1.	Business

Unless this Form 10-K indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Sysco,” or “the company” as used in this Form 10-K refer to Sysco Corporation together with its consolidated subsidiaries and divisions.

Overview

Sysco Corporation, acting through its subsidiaries and divisions, is the largest North American distributor of food and related products primarily to the foodservice or food-away-from-home industry. Prior to the Brakes Acquisition, we provided products and related services to approximately 425,000 customers, including restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers.

Founded in 1969, Sysco commenced operations as a public company in March 1970 when the stockholders of nine companies exchanged their stock for Sysco common stock. Since our formation, we have grown from $115 million to $50.4 billion in annual sales, both through internal expansion of existing operations and through acquisitions.

Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 53-week year ending July 2, 2016 for fiscal 2016, and a 52 week year ending June 27, 2015 and June 28, 2014 for fiscal 2015 and fiscal 2014, respectively. We will have a 52-week year ending July 1, 2017 for fiscal 2017.

Sysco Corporation is organized under the laws of Delaware. The address and telephone number of our executive offices are 1390 Enclave Parkway, Houston, Texas 77077-2099, (281) 584-1390. This annual report on Form 10-K, as well as all other reports filed or furnished by Sysco pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge on Sysco’s website at www.sysco.com as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission.

Acquisition of Brakes Group

In February 2016, Sysco entered into a share sale and purchase agreement (the Purchase Agreement) to acquire Cucina Lux Investments Limited, the parent holding company of the Brakes Group (the Brakes Acquisition). On July 5, 2016, following the end of fiscal year 2016, Sysco closed the Brakes Acquisition. The consideration paid by Sysco in connection with the Brakes Acquisition was approximately £2.3 billion (approximately $3.1 billion based on exchange rates on July 5, 2016), and included the repayment of approximately $2.3 billion of the Brakes Group’s then outstanding debt. The purchase price was paid primarily in cash using the proceeds from recent debt issuances and other cash on hand, and is subject to certain adjustments as provided in the Purchase Agreement. The Brakes Group is now wholly owned by Sysco.

The Brakes Group is a leading European foodservice business by revenue, supplying fresh, refrigerated and frozen food products, as well as non-food products and supplies, to more than 50,000 foodservice customers ranging from large customers, including leisure, pub, restaurant, hotel and contract catering groups, to smaller customers, including independent restaurants, hotels, fast food outlets, schools and hospitals. The Brakes Group has leading market positions in the U.K., France, and Sweden, in addition to a presence in Ireland, Belgium, Spain, and Luxembourg. The Brakes Acquisition significantly strengthens Sysco’s position as the world’s leading foodservice distributor and offers attractive opportunities for organic growth and future expansion in European markets.

The Brakes Group supplies more than 50,000 products, including a portfolio of more than 4,000 own-brand products. Brakes’ products are generally delivered through its distribution networks, consisting of central distribution hubs, satellite depots and a fleet of over 2,000 delivery vehicles. The Brakes Group also has separate divisions specializing in catering supplies and equipment. Brakes Group companies include: Brakes, Brakes Catering Equipment, Brake France, Country Choice, Davigel, Fresh Direct, Freshfayre, M&J Seafood, Menigo Foodservice, Pauley’s, Wild Harvest and Woodward Foodservice.

In light of the recent closing of the Brakes Acquisition, we are in the early stages of the onboarding process with respect to the Brakes Group. Accordingly, for purposes of Part I, Item 1 of this Form 10-K, the remaining discussion of our business refers to the legacy Sysco business, excluding the impact of the Brakes Acquisition, except as otherwise noted.

Reporting Segments

Sysco provides food and related products to the foodservice or food-away-from-home industry. Under the accounting provisions related to disclosures about segments of an enterprise, we have aggregated our operating segments into three reportable segments. “Other” financial information is attributable to the company’s other operating segments that do not meet the quantitative disclosure thresholds.

•	U.S. Foodservice Operations - primarily includes U.S. broadline operations, custom-cut meat companies, FreshPoint (our specialty produce companies) and European Imports (a specialty import company);

•	International Foodservice Operations – primarily includes broadline operations in Canada and Europe (including the Brakes Group, which was acquired in fiscal 2017), Bahamas, Mexico, Costa Rica and Panama, as well as a company that distributes to international customers;

•	SYGMA - our customized distribution subsidiary; and

•	Other - primarily our hotel supply operations and our Sysco Ventures platform, which includes our suite of technology solutions that help support the business needs of our customers.

Broadline operating companies distribute a full line of food products and a wide variety of non-food products to both traditional and chain restaurant customers, hospitals, schools, hotels, industrial caterers and other venues where foodservice products are served. SYGMA operating companies distribute a full line of food products and a wide variety of non-food products to certain chain restaurant customer locations. Selected financial data for each of our reportable segments, as well as financial information concerning geographic areas, can be found in Note 21, “Business Segment Information,” in the Notes to Consolidated Financial Statements in Item 8.

Customers and Products

Sysco’s customers in the foodservice industry include restaurants, hospitals and nursing homes, schools and colleges, hotels and motels, industrial caterers and other similar venues where foodservice products are served. Services to our customers are supported by similar physical facilities, vehicles, material handling equipment and techniques, and administrative and operating staffs.

The products we distribute include:

•	a full line of frozen foods, such as meats, seafood, fully prepared entrees, fruits, vegetables and desserts;

•	a full line of canned and dry foods;

•	fresh meats and seafood;

•	dairy products;

•	beverage products;

•	imported specialties; and

•	fresh produce.

We also supply a wide variety of non-food items, including:

•	paper products such as disposable napkins, plates and cups;

•	tableware such as china and silverware;

•	cookware such as pots, pans and utensils;

•	restaurant and kitchen equipment and supplies; and

•	cleaning supplies.

A comparison of the sales mix in the principal product categories during the last three years is presented below:

Principal product categories	2016	2015	2014
Fresh and frozen meats	20%	21%	19%
Canned and dry products	17	16	18
Frozen fruits, vegetables, bakery and other	13	13	13
Dairy products	11	11	11
Poultry	11	11	10
Fresh produce	8	8	8
Paper and disposables	7	7	7
Seafood	5	5	5
Beverage products	4	4	4
Janitorial products	2	2	2
Equipment and smallwares	1	1	2
Medical supplies	1	1	1

Totals	100%	100%	100%

Our distribution centers, which we refer to as operating companies, distribute nationally-branded merchandise, as well as products packaged under our private brands. Products packaged under our private brands have been manufactured for Sysco according to specifications that have been developed by our quality assurance team. In addition, our quality assurance team certifies the manufacturing and processing plants where these products are packaged, enforces our quality control standards and identifies supply sources that satisfy our requirements.

We believe that prompt and accurate delivery of orders, competitive pricing, close contact with customers and the ability to provide a full array of products and services to assist customers in their foodservice operations are of primary importance in the marketing and distribution of foodservice products to our customers. Our operating companies offer daily delivery to certain customer locations and have the capability of delivering special orders on short notice. Through our approximately 12,800 sales and marketing representatives and support staff of Sysco and our operating companies, we stay informed of the needs of our customers and acquaint them with new products and services. Our operating companies also provide ancillary services relating to foodservice distribution, such as providing customers with product usage reports and other data, menu-planning advice, food safety training and assistance in inventory control, as well as access to various third party services designed to add value to our customers’ businesses.

No single customer accounted for 10% or more of Sysco’s total sales for the fiscal year ended July 2, 2016.

We estimate that our sales by type of customer during the past three fiscal years were as follows:

Type of Customer	2016	2015	2014
Restaurants	63%	64%	62%
Healthcare	9	9	9
Education, government	8	8	9
Travel, leisure, retail	8	8	8
Other (1)	12	11	12
Totals	100%	100%	100%

(1)	Other includes cafeterias that are not stand alone restaurants, bakeries, caterers, churches, civic and fraternal organizations, vending distributors, other distributors and international exports. None of these types of customers, as a group, exceeded 5% of total sales in any of the years for which information is presented.

Sources of Supply

We purchase from thousands of suppliers, both domestic and international, none of which individually accounts for more than 10% of our purchases. These suppliers consist generally of large corporations selling brand name and private label merchandise, as well as independent regional brand and private label processors and packers. Purchasing is generally carried out through both centrally developed purchasing programs, both domestically and internationally, and direct purchasing programs established by our various operating companies.

We administer a consolidated product procurement program designed to develop, obtain and ensure consistent quality food and non-food products. The program covers the purchasing and marketing of Sysco Brand merchandise, as well as products from a number of national brand suppliers, encompassing substantially all product lines. Some of our products are purchased internationally within global procurement centers in order to build strategic relationships with international suppliers and to optimize our supply chain network. Sysco’s operating companies purchase product from the suppliers participating in these consolidated programs and from other suppliers, although Sysco Brand products are only available to the operating companies through these consolidated programs. We also focus on increasing profitability by lowering operating costs and by lowering aggregate inventory levels, which reduces future facility expansion needs at our Broadline operating companies, while providing greater value to our suppliers and customers. This includes the operation of regional distribution centers (RDCs), which aggregate inventory demand to optimize the supply chain activities for certain products for all Sysco Broadline operating companies in the region. Currently, we have two RDCs in operation, one in Virginia and one in Florida.

Working Capital Practices

Our growth is funded through a combination of cash flow from operations, commercial paper issuances and long-term borrowings. See the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Liquidity and Capital Resources” in Item 7 regarding our liquidity, financial position and sources and uses of funds.

Credit terms we extend to our customers can vary from cash on delivery to 30 days or more based on our assessment of each customer’s credit worthiness. We monitor each customer’s account and will suspend shipments if necessary.

A majority of our sales orders are filled within 24 hours of when customer orders are placed. We generally maintain inventory on hand to be able to meet customer demand. The level of inventory on hand will vary by product depending on shelf-life, supplier order fulfillment lead times and customer demand. We also make purchases of additional volumes of certain products based on supply or pricing opportunities.

We take advantage of suppliers’ cash discounts where appropriate and otherwise generally receive payment terms from our suppliers ranging from weekly to 45 days or more.

Corporate Headquarters and Shared Services Center

Our corporate staff makes available a number of services to our operating companies and our shared services center performs support services for employees, suppliers and customers. Members of these groups possess experience and expertise in, among other areas, customer and vendor contract administration, vendor payments, procurement and maintenance support, invoicing, cash application, accounting and finance, treasury, credit services, legal, cash management, information technology, employee benefits, engineering, real estate and construction, risk management and insurance, sales and marketing, payroll, human resources, training and development, strategy, and tax compliance services, including sales and use tax administration. The corporate office also makes available warehousing and distribution services, which provide assistance in operational best practices including space utilization, energy conservation, fleet management and work flow.

Capital Improvements

During fiscal 2016, 2015 and 2014, approximately $527.3 million, $542.8 million and $523.2 million, respectively, were invested in delivery fleet, facilities, technology and other capital asset enhancements. From time to time, we dispose of assets in the normal course of business; we consider proceeds from these asset sales to be an offset to capital expenditures. During fiscal 2016, 2015 and 2014, capital expenditures, net of proceeds from sales of assets, were $503.8 million, $518.4 million and $497.4 million, respectively. We estimate our capital expenditures, net of proceeds from sales of assets, in fiscal 2017 should be approximately 1% of sales. This estimate includes the impact of the Brakes Acquisition. During the three years ended July 2, 2016, capital expenditures were financed primarily by internally generated funds, our commercial paper program and bank and other borrowings. We expect to finance our fiscal 2017 capital expenditures from the same sources.

Employees

As of July 2, 2016, we had approximately 51,900 employees, approximately 18% of whom were represented by unions, primarily the International Brotherhood of Teamsters. Contract negotiations are handled by each individual operating company. Approximately 20% of our union employees who are covered by collective bargaining agreements have or will have expired contracts during fiscal 2017 and are subject to renegotiation. Since July 2, 2016, there have been no contract renegotiations. We consider our labor relations to be satisfactory. The Brakes Group employs approximately 14,500 employees, approximately 41% of whom were represented by unions, primarily in France and Sweden.

Competition

We believe there are a large number of companies engaged in the distribution of food and non-food products to the foodservice industry in the U.S. Our customers may also choose to purchase products directly from wholesale or retail outlets, including club, cash and carry and grocery stores, or negotiate prices directly with our suppliers. Online retailers and e-commerce companies are also participants in the foodservice industry. While we compete primarily in the U.S. with local and regional distributors, some organizations compete with us on a multi-region basis. In addition, these local, regional and multi-regional distributors can create purchasing cooperatives and marketing groups to enhance their competitive abilities by expanding their product mix, improving purchasing power and extending their geographic capabilities. We believe that the principal competitive factors in the foodservice industry are effective customer contacts, the ability to deliver a wide range of quality products and related services on a timely and dependable basis and competitive prices. Our customers are accustomed to purchasing from multiple suppliers and channels concurrently. Product needs, service requirements and price are just a few of the factors they evaluate when deciding where to purchase. Customers can choose from many Broadline foodservice distributors, specialty distributors that focus on specific categories such as produce, meat or seafood, other wholesale channels, club stores, cash and carry stores, grocery stores and numerous online retailers. Since switching costs are very low, customers can make supplier and channel changes very quickly. There are few barriers to market entry. Existing foodservice competitors can extend their shipping distances and add truck routes and warehouses relatively quickly to serve new markets or customers.

We consider our primary market to be the foodservice market in the U.S., Canada and Ireland and estimate that we serve about 16.4% of this approximately $295 billion annual market based on a measurement as of the end of calendar 2015. We believe, based upon industry trade data, that our sales to the U.S. and Canada food-away-from-home industry were the highest of any foodservice distributor during fiscal 2016. While adequate industry statistics are not available, we believe that, in most instances, our operations in the U.S. and Canada are among the leading distributors of food and related non-food products to foodservice customers in those trading areas. We believe our competitive advantages include our more than 7,600 marketing associates, our diversified product base, which includes a differentiated group of high quality Sysco brand products, the diversity in the types of customers we serve, our economies of scale and our multi-region portfolio in the U.S. and Canada, which mitigates some of the impact of regional economic declines that may occur over time. We believe our liquidity and access to capital provides us the ability to continuously invest in business improvements. There is small number of companies competing in the food-away-from-home industry in the U.S. with publicly traded equity. While our public company status provides us with some advantages over many of our competitors, including access to capital, we believe it also provides us with some disadvantages that most of them do not have in terms of additional costs related to complying with regulatory requirements.

Following completion of our acquisition of Brakes Group, we are also a leading distributor of food and non-food products to the foodservice sector in Europe. Our largest businesses in Europe are in the UK, France, Sweden and Ireland. Foodservice distribution is highly competitive in the different European countries. Across Europe, we face competition from other national broadline distributors, as well as a large number of regional, local and specialty distributors. We also compete against cash and carry stores, grocery stores, online retailers and logistics companies that offer foodservice distribution to our customers.

Government Regulation

Our company is required to comply, and it is our policy to comply, with all applicable laws in the numerous countries throughout the world in which we do business. In many jurisdictions, compliance with competition laws is of special importance to us, and our operations may come under special scrutiny by competition law authorities due to our competitive position in those jurisdictions. In general, competition laws are designed to protect businesses and consumers from anti-competitive behavior.

In the U.S., as a marketer and distributor of food products, we are subject to the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the U.S. Food and Drug Administration (FDA). The FDA regulates food safety and quality through various statutory and regulatory mandates, including manufacturing and holding requirements for foods through good manufacturing practice regulations, hazard analysis and critical control point (HACCP) requirements for certain foods, and the food and color additive approval process. The agency also specifies the standards of identity for certain foods, prescribes the format and content of information required to appear on food product labels, regulates food contact packaging and materials, and maintains a Reportable Food Registry for the industry to report when there is a reasonable probability that an article of food will cause serious adverse health consequences. For certain product lines, we are also subject to the Federal Meat Inspection Act, the Poultry Products Inspection Act, the Perishable Agricultural Commodities Act, the Packers and Stockyard Act and regulations promulgated by the U.S. Department of Agriculture (USDA) to interpret and implement these statutory provisions. The USDA imposes standards for product safety, quality and sanitation through the federal meat and poultry inspection program. The USDA reviews and approves the labeling of these products and also establishes standards for the grading and commercial acceptance of produce shipments from our suppliers. We are also subject to the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, which imposes certain registration and record keeping requirements on facilities that manufacture, process, pack or hold food for human or animal consumption.

The recently published and pending rules under the FDA Food Safety Modernization Act (FSMA) will significantly expand our food safety requirements. Among other things, we will be required to establish and maintain comprehensive, prevention-based controls across the food supply chain that are both verified and validated. The FSMA further regulates food products imported into the United States and provides the FDA with mandatory recall authority. In particular, the final rule on the sanitary transportation of food, which will become effective for Sysco in the fourth quarter of fiscal 2017, will require us to enhance certain of our systems to ensure that we meet the rule’s new standards for maintaining the safety of food during transportation.

We and our products are also subject to state and local regulation through such measures as the licensing of our facilities; enforcement by state and local health agencies of state and local standards for our products; and regulation of our trade practices in connection with the sale of our products. Our facilities are subject to regulations issued pursuant to the U.S. Occupational Safety and Health Act by the U.S. Department of Labor. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents and to establish hazard communication programs to transmit information on the hazards of certain chemicals present in products we distribute.

Our processing and distribution facilities must be registered with the FDA biennially and are subject to periodic government agency inspections. Our facilities are generally inspected at least annually by federal and/or state authorities. We also must establish communication programs to transmit information about the hazards of certain chemicals present in some of the products we distribute.

Our customers include several departments of the federal government, including the Department of Defense and Department of Veterans Affairs facilities, as well as certain state and local entities. These customer relationships subject us to additional regulations applicable to government contractors.

We are also subject to regulation by numerous federal, state and local regulatory agencies, including, but not limited to, the U.S. Department of Labor, which sets employment practice standards for workers, and the U.S. Department of Transportation, which regulates transportation of perishable and hazardous materials and waste, and similar state, provincial and local agencies. In addition, we are also subject to the U.S. False Claims Act, and similar state statutes, which prohibit the submission of claims for payment to the government that are false and the knowing retention of overpayments.

The U.S. Foreign Corrupt Practices Act (FCPA) prohibits bribery of public officials to obtain or retain business in foreign jurisdictions. The FCPA also requires us to keep accurate books and records and to maintain internal accounting controls to detect and prevent bribery and to ensure that transactions are properly authorized. We have implemented and continue to develop a robust anti-corruption compliance program applicable to our global operations to detect and prevent bribery and to comply with these and other anti-corruption laws in countries where we operate.

The U.S. Department of Transportation and its agencies, the Surface Transportation Board, the Federal Highway Administration, the Federal Motor Carrier Safety Administration, and the National Highway Traffic Safety Administration regulate our trucking operations through the regulation of operations, safety, insurance and hazardous materials. We must comply with the safety and fitness regulations promulgated by the Federal Motor Carrier Safety Administration, including those relating to drug and alcohol testing and hours-of service. Such matters as weight and dimension of equipment also fall under federal and state regulations.

Outside the U.S., our business is subject to numerous similar statutes and regulations, as well as other legal and regulatory requirements. For example, as a result of our acquisition of the Brakes Group on July 5, 2016, we became subject to legal and regulatory requirements of the principal regions where Brakes conducts its business (including in the United Kingdom, France and Sweden (the Brakes Principal Regions)), as well as of the European Union, which requirements relate to, among other things, competition, product composition, packaging, labelling, advertisement and the safety of food products, as well as the health, safety and working conditions of employees. In addition, following the acquisition of the Brakes Group, our business became subject to the U.K. Modern Slavery Act 2015, which requires certain companies that operate in the U.K. to prepare a report describing steps taken to ensure that slavery and human trafficking is not taking place in its supply chain or business, as well as the U.K. Bribery Act 2010, an anti-corruption law that restricts the offer or payment of anything of value to both government officials as well as to other non-governmental persons with the intent of gaining favorable government action, business or an advantage.

All of our company’s facilities and other operations in the U.S. and elsewhere around the world are subject to various environmental protection statutes and regulations, including those in the U.S., the European Union and the Brakes Principal Regions, relating to: (1) the use of water resources and the discharge of wastewater; (2) the discharge of pollutants into the air, including vehicle emissions; (3) proper handling, treatment and disposing of solid and hazardous wastes; and (4) protecting against and appropriately investigating and remediating spills and releases. Further, most of our distribution facilities have ammonia-based refrigeration systems and tanks for the storage of diesel fuel and other petroleum products which are subject to laws regulating such systems and storage tanks (including the investigation and remediation of soil and groundwater contamination associated with the use of underground storage tanks). Certain of these laws and regulations in the European Union and the Brakes Principal Regions may impose liability for costs (which could be material) of investigation or remediation of contamination regardless of fault or the legality of the original disposal, and even if such contamination was present prior to the commencement of Brakes’ operations at the site and was not caused by its activities. In addition, many of our facilities have propane and battery powered forklifts. Proposed or recently enacted legal requirements, such as those requiring the phase-out of certain ozone-depleting substances, and proposals for the regulation of greenhouse gas emissions, may require us to upgrade or replace equipment, or may increase our transportation or other operating costs. Our policy is to comply with all such legal requirements. We are subject to other federal, state, provincial and local provisions relating to the protection of the environment or the discharge of materials; however, these provisions do not materially impact the use or operation of our facilities.

General

We have numerous trademarks that are of significant importance, including the SYSCO® trademark and our privately-branded product trademarks that include the SYSCO® trademark. These trademarks and the private brands on which they are used are widely recognized within the foodservice industry. Approximately half of our privately-branded sales are from products labeled with our SYSCO® trademark without any other trademark. We believe the loss of the SYSCO® trademark would have a material adverse effect on our results of operations. Our U.S. trademarks are effective for a ten-year period and the company generally renews its trademarks before their expiration dates unless a particular trademark is no longer in use. The company does not have any material patents or licenses.

We are not engaged in material research and development activities relating to the development of new products or the improvement of existing products.

Our sales do not generally fluctuate significantly on a seasonal basis; therefore, the business of the company is not deemed to be seasonal.

As of July 2, 2016, we operated 199 distribution facilities throughout the U.S., Bahamas, Canada, and Ireland. We have 50% interests in operations in Costa Rica and Mexico.